INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Post-Effective Amendment
No. 27 to Registration Statement No. 33-64872 on Form N-1A of American Century
Capital Portfolios, Inc. of our reports dated May 9, 2003, appearing in the respective Annual Reports of Capital Portfolios: Real Estate Fund, Equity Income
Fund, Value Fund, Equity Index Fund, Small Cap Value Fund, and Large Company
Value Fund for the year ended March 31, 2003, in the Statement of Additional
Information, which is part of this Registration Statement. We also consent to the reference to us under the caption "Other Service Providers" in such
Statement of Additional Information. We also consent to the reference to us under the caption "Financial Highlights" in the Prospectuses, which are also part of this Registration Statement.

[GRAPHIC OMITTED][GRAPHIC OMITTED]

/s/Deloitte & Touche LLP
Deloitte & Touche LLP

Kansas City, Missouri
July 28, 2003